Exhibit 99.1

                    EPL Announces Third Quarter 2006 Results
                        and Provides Operational Update

    NEW ORLEANS--(BUSINESS WIRE)--Nov. 6, 2006--Energy Partners, Ltd. ("EPL" or the "Company") (NYSE:EPL) today announced financial results for the third quarter of 2006. EPL reported a net loss to common stockholders of $25.2 million for the third quarter of 2006 compared to net income available to common stockholders of $6.5 million for the third quarter of 2005. Net loss per diluted share for the third quarter 2006 was $0.66 compared to net income per diluted share of $0.16 in the same quarter a year ago.

    The Company said the net loss for the quarter was primarily attributed to a total of $54.7 million of pre-tax costs associated with the termination of the proposed merger with Stone Energy Corporation ("Stone") (NYSE: SGY) and the unsolicited offer by ATS Inc. ("ATS"), a wholly-owned subsidiary of Woodside Petroleum, Ltd. (ASX: WPL) to acquire EPL. The costs related to the terminated merger agreement with Stone totaled $46.5 million, of which $43.5 million related to the fee advanced by the Company to Plains Exploration and Production Company on behalf of Stone to terminate their merger agreement, while increased legal and financial advisory costs amounting to $8.2 million were associated with the unsolicited ATS offer. The combination of these items reduced net income per share by $0.91 on an after-tax basis.

    Financial Results

    Revenue for the third quarter of 2006 was $107.5 million, a 17% increase over third quarter 2005 revenues of $92.0 million. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expense was $22.7 million, compared to $62.8 million in the third quarter last year. (See reconciliation of discretionary cash flow schedule in the tables.) Cash flow from operating activities in the third quarter of 2006 was $10.5 million versus $109.1 million in the same quarter a year ago.

    Compared to the same period a year ago, EPL benefited from higher production volumes, record high oil prices and strong natural gas prices during the third quarter of 2006, as well as $8.3 million in claims accrued under the Company's business interruption insurance coverage. The quarter also benefited from a significant decrease in exploration expense which totaled $12.1 million compared to $19.6 million and $22.8 million in the first two quarters of 2006, respectively. The Company said lower exploration expense in the quarter was the result of reduced dry hole costs from a continuing high success rate in EPL's 2006 exploratory drilling program. These benefits were offset by the increase in general and administrative expenses to $68.5 million in the third quarter of 2006 which included the merger termination and unsolicited offer expenses from $10.2 million in the third quarter of 2005.

    Production for the third quarter of 2006 averaged 25,421 barrels of oil equivalent (Boe) per day, up 32% from 19,292 Boe per day in the third quarter of 2005. Third quarter 2006 production volumes were up significantly compared to the third quarter of 2005 due to new wells coming on line and hurricane related shut-in production that reduced third quarter 2005 volumes. Natural gas production in the third quarter of 2006 averaged 104.0 million cubic feet (Mmcf) per day, up 37% from 75.9 Mmcf per day in the third quarter of 2005. Oil production in the most recent quarter averaged 8,092 barrels per day, a 22% rise from the average of 6,642 barrels per day in the third quarter of 2005. The Company said that current production capability is approximately 30,000 Boe per day.

    Oil price realizations for the third quarter of 2006 reached a record high, averaging $65.57 per barrel, which was a 32% increase from $49.55 per barrel in the same period a year ago. Natural gas price realizations in the quarter averaged $6.12 per thousand cubic feet (Mcf), down $2.72 per Mcf from the third quarter of 2005. All commodity prices are stated net of hedging impact. The Company maintains a complete and regularly updated schedule of hedging positions under "Hedging" in the Investor Relations section of the Company's web site, www.eplweb.com.

    For the nine months ended September 30, 2006, net income available to common stockholders was $2.1 million, or $0.05 per diluted share. In the same period of 2005, net income available to common stockholders was $44.0 million, or $1.11 per diluted share. Discretionary cash flow for the first three quarters of 2006 totaled $214.1 million, essentially flat with $210.3 million in the same period a year ago. (See reconciliation of discretionary cash flow in table.) Cash flow from operating activities in the first nine months of 2006 was $185.4 million, versus the total of $253.7 million in the same period of 2005.

    For the first nine months of 2006, the Company said capital expenditures for exploration and development activities totaled $311.4 million. The Board of Directors recently approved an increase in EPL's 2006 capital budget for exploration and development activities to $400.0 million, up from $360.0 million. The capital budget increase was due to additional capital requirements for the development portion of the budget resulting from this year's exploratory successes and the capital required to bring many of those wells on line. Supplemental capital was also required to fund two workovers and costs associated with one development well.

    As of September 30, 2006, the Company had cash on hand of $8.0 million, total debt of $320.0 million, and a debt to total capitalization ratio of 43%. The Company also had $55.0 million of remaining capacity available under its bank facility as of September 30, 2006, which has a borrowing base of $225.0 million.

    Richard A. Bachmann, EPL's Chairman and CEO, commented, "Our third quarter financial results were clearly overshadowed by the expenses we incurred in conjunction with the terminated Stone transaction and the unsolicited offer from Woodside. Looking past those items, our production volumes met our expectations and our costs and expenses were at or below the low side of our guidance. Looking ahead to the fourth quarter, production volumes are rising and cash flow for the balance of this year looks strong. On a further positive note, we recently increased our 2006 budget in large part to fund development costs associated with drilling successes we have had year-to-date."

    Operational Highlights

    Year to Date Exploratory Results

    Since the Company's last earnings conference call in early August, the Company has announced four discoveries in four tests including three wells on the Shelf and one well onshore South Louisiana. The Company announced today that a moderate risk, moderate potential onshore South Louisiana exploratory well, Four Rivers, in which the Company held a 33% working interest, was determined to be a dry hole. The Company recognized dry hole expense of $1.6 million in the third quarter of 2006 in connection with the well. For the year to date, the Company has drilled a total of 16 discoveries out of 22 exploratory tests in the Gulf of Mexico and onshore in the Gulf Coast region, including two discoveries in the deepwater Gulf of Mexico, for a success rate of 73% to date.

    Current Operations

    The Company is currently drilling one exploratory well, Raton South, a moderate risk, high potential deepwater exploration well in Mississippi Canyon 292. The Raton South well is the third deepwater well for the Company since the February announcement of its entry into the deepwater Gulf of Mexico through an agreement to acquire a 25% working interest in 23 undeveloped leases with 13 identified prospects from Noble Energy, Inc. The Company plans to commence eight additional exploratory tests before the end of the year, one of which is the onshore high risk, high potential Barracuda prospect in Terrebonne Parish.

    The Company also said that production through the permanent platform in the South Timbalier (ST) 41/42 area commenced on September 22, 2006. All ST 41/42 area production is currently flowing through the facility, with the flexibility to take production through the facilities in EPL's adjacent ST 26 field.

    Richard A. Bachmann concluded, "With 16 discoveries in 22 exploratory tests year-to-date, one operation underway, and eight wells left to commence drilling, we are very pleased with our exploratory pace and success to date. While we are engaged in the strategic alternatives process, we have not lost our operational focus. We are very excited that the installation of the permanent platform in the ST 41/42 area is completed, and went so smoothly. Current production capability is approximately 30,000 Boe/day, as we successfully brought on a number of recent drill wells and workovers during the first part of the fourth quarter."

    Conference Call Information

    EPL has scheduled a conference call to review third quarter 2006 results on November 6, 2006 at 8:30 A.M. central time. On the call, management will discuss operational and financial results and also provide an update on guidance for the balance of 2006. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 9607657.

    The call will be available for replay beginning two hours after the call is completed through midnight of November 11, 2005. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is
(706) 645-9291. The Conference I.D. for all callers to access the replay is 9607657.

    The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

    Forward-Looking Statements

    This press release contains forward-looking information regarding EPL that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

    --  reserve and production estimates,

    --  oil and gas prices,

    --  the impact of derivative positions,

    --  production expense estimates,

    --  cash flow estimates,

    --  future financial performance,

    --  planned capital expenditures,

    --  the completion of any transaction; and

    -- other matters that are discussed in EPL's filings with the Securities and Exchange Commission (SEC).

    These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2005, and Form 10-Q for the quarter ended September 30, 2006 to be filed shortly, for a discussion of these risks.

    EPL HAS FILED A CONSENT REVOCATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION IN RESPONSE TO WOODSIDE AND ATS' CONSENT SOLICITATION TO REMOVE EPL'S BOARD OF DIRECTORS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE CONSENT REVOCATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING EPL, THE ATS OFFER AND THE CONSENT SOLICITATION. THE CONSENT REVOCATION STATEMENT HAS BEEN SENT TO SECURITY HOLDERS OF EPL SEEKING REVOCATION OF ANY CONSENTS GIVEN TO ATS OR WOODSIDE.

    The documents filed with the SEC by EPL may be obtained free of charge from EPL's website at www.eplweb.com or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875. Investors and security holders are urged to read the consent revocation statement and the other relevant materials when they become available before making any decision with respect to the consent solicitation.

    EPL and its officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of EPL in opposition to the ATS consent solicitation. Information about the officers and directors of EPL and their direct or indirect interests, by security holdings or otherwise, in the consent solicitation is set forth in the consent revocation statement.


                        ENERGY PARTNERS, LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)


                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                    2006     2005     2006     2005
                                   -------- -------  -------- --------
Revenues:
 Oil and natural gas              $107,390 $91,977  $337,594 $295,660
 Other                                 101      72       322      344
                                   -------- -------  -------- --------
                                   107,491  92,049   337,916  296,004
                                   -------- -------  -------- --------

Costs and expenses:
 Lease operating                    15,230  14,163    44,716   40,720
 Transportation expense                727     288     1,538      793
 Taxes, other than on earnings       5,762   2,836    10,948    8,258
 Exploration expenditures, dry
  hole costs and impairments        12,112  23,313    54,491   52,940
 Depreciation, depletion and
  amortization                      45,639  26,278   142,416   79,430
 General and administrative         68,457  10,221    93,194   30,283
 Other expense                         667       -     2,544      321
                                   -------- -------  -------- --------
   Total costs and expenses        148,594  77,099   349,847  212,745
                                   -------- -------  -------- --------

Business interruption recovery       8,293       -    31,576        -
Income (loss) from operations      (32,810) 14,950    19,645   83,259
                                   -------- -------  -------- --------

Other income (expense):
 Interest income                       328     223     1,080      518
 Interest expense                   (6,907) (4,929)  (17,190) (13,312)
                                   -------- -------  -------- --------
                                    (6,579) (4,706)  (16,110) (12,794)
                                   -------- -------  -------- --------


Income (loss) before income taxes  (39,389) 10,244     3,535   70,465
 Income taxes                       14,147  (3,724)   (1,389) (25,474)
                                   -------- -------  -------- --------


Net income (loss)                  (25,242)  6,520     2,146   44,991

Less dividends earned on
 preferred stock and accretion of
 discount                                -       -         -     (944)
                                   -------- -------  -------- --------

Net income (loss) available to
 common stockholders              $(25,242)$ 6,520  $  2,146 $ 44,047
                                   ======== =======  ======== ========

 Basic earnings per share         $  (0.66)$  0.17  $   0.06 $   1.20
                                   ======== =======  ======== ========

 Diluted earnings per share       $  (0.66)$  0.16  $   0.05 $   1.11
                                   ======== =======  ======== ========

Weighted average common shares
 used in computing earnings per
 share:
  Basic                             38,414  37,779    38,254   36,798
  Incremental common shares              -   3,166     2,229    3,812
                                   -------- -------  -------- --------
  Diluted                           38,414  40,945    40,483   40,610
                                   ======== =======  ======== ========


                        ENERGY PARTNERS, LTD.
           CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In thousands)
                             (Unaudited)



                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------  ------------------
                                  2006     2005       2006     2005
                                --------- --------  --------- --------
Cash flows from operating
 activities:
 Net income (loss)             $ (25,242)$  6,520  $   2,146 $ 44,991
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
    Depreciation, depletion and
     amortization                 45,639   26,278    142,416   79,430
    Loss on disposition of oil
     and natural gas assets          667        -      3,497       92
    Non-cash compensation          3,054    2,460      7,968    6,267
    Deferred income taxes        (14,147)   3,727      1,672   25,128
    Exploration expenditures       9,252   19,876     42,108   41,208
    Amortization of deferred
     financing costs                 211      249        704      746
    Other                            400      295      1,195      674
 Changes in operating assets
  and liabilities:
    Trade accounts receivable      5,668   22,007      3,972   13,587
    Other receivables            (19,921)  (1,922)   (44,077)  (6,822)
    Prepaid expenses                 411    1,766      1,379   (2,176)
    Other assets                     370     (129)       702   (1,731)
    Accounts payable and
     accrued expenses              4,474   27,994     22,576   52,391
    Other liabilities               (382)      17       (874)    (114)
                                --------- --------  --------- --------

Net cash provided by operating
 activities                    $  10,454 $109,138  $ 185,384 $253,671
                                ========= ========  ========= ========

Reconciliation of discretionary
 cash flow:
    Net cash provided by
     operating activities         10,454  109,138    185,384  253,671
    Changes in working capital     9,380  (49,733)    16,322  (55,136)
    Non-cash exploration
     expenditures                 (9,252) (19,876)   (42,108) (41,208)
    Total exploration
     expenditures                 12,112   23,313     54,491   52,940
                                --------- --------  --------- --------
Discretionary cash flow        $  22,694 $ 62,842  $ 214,089 $210,267
                                ========= ========  ========= ========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.


                        ENERGY PARTNERS, LTD.
       SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                             (Unaudited)


                                Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                                ------------------  ------------------
                                  2006     2005      2006      2005
                                --------- --------  -------- ---------

PRODUCTION AND PRICING
-------------------------------
Net Production (per day):
 Oil (Bbls)                        8,092    6,642     7,824     9,017
 Natural gas (Mcf)               103,975   75,899   106,162    90,596
  Total (Boe)                     25,421   19,292    25,518    24,116
Oil and Natural Gas Revenues
 (in thousands):
 Oil                           $  48,814 $ 30,279  $133,048 $ 114,935
 Natural gas                      58,576   61,698   204,546   180,725
  Total                          107,390   91,977   337,594   295,660
Average Sales Prices:
 Oil (per Bbl)                 $   65.57 $  49.55  $  62.29 $   46.69
 Natural gas (per Mcf)              6.12     8.84      7.06      7.31
  Average (per Boe)                45.92    51.82     48.46     44.91

Impact of hedging:
 Oil (per Bbl)                 $       - $  (5.76) $      - $   (2.53)
 Natural gas (per Mcf)                 -    (0.01)    (0.03)        -

OPERATIONAL STATISTICS
-------------------------------
Average Costs (per Boe):
 Lease operating expense       $    6.51 $   7.98  $   6.42 $    6.19
 Taxes, other than on earnings      2.46     1.60      1.57      1.25
 Depreciation, depletion and
  amortization                     19.51    14.81     20.44     12.06


                        ENERGY PARTNERS, LTD.
                     CONSOLIDATED BALANCE SHEETS
                  (In thousands, except share data)

                                            September 30, December 31,
                                                2006         2005
                                            ------------- ------------
                                             (Unaudited)
ASSETS
----------
Current assets:
 Cash and cash equivalents                 $       8,048 $      6,789
 Trade accounts receivable                        74,355       78,326
 Other receivables                                93,380       49,303
 Deferred tax asset                                1,409        5,582
 Prepaid expenses                                  1,800        3,179
                                            ------------- ------------
          Total current assets                   178,992      143,179

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties            1,450,975    1,189,078
Less accumulated depreciation, depletion
 and amortization                               (554,111)    (418,347)
                                            ------------- ------------
          Net property and equipment             896,864      770,731

Other assets                                      12,608       13,284
Deferred financing costs -- net of
 accumulated amortization                          4,143        4,091
                                            ------------- ------------
                                           $   1,092,607 $    931,285
                                            ============= ============

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------
Current liabilities:
 Accounts payable                          $      54,090 $     28,810
 Accrued expenses                                136,852      108,087
 Fair value of commodity derivative
  instruments                                      1,613        9,875
 Current maturities of long-term debt                  -          109
                                            ------------- ------------
          Total current liabilities              192,555      146,881

Long-term debt                                   320,000      235,000
Deferred income taxes                             91,154       87,559
Asset retirement obligation                       65,603       56,039
Other                                              2,641       11,213
                                            ------------- ------------
                                                 671,953      536,692

Stockholders' equity:
 Common stock                                        420          415
 Additional paid-in capital                      361,942      348,863
 Accumulated other comprehensive loss             (1,780)     (12,619)
 Retained earnings                               117,512      115,366
 Treasury stock, at cost.                        (57,440)     (57,432)
                                            ------------- ------------
          Total stockholders' equity             420,654      394,593
 Commitments and contingencies
                                            ------------- ------------
                                           $   1,092,607 $    931,285
                                            ============= ============

    CONTACT: Investors:
             Energy Partners, Ltd.
             T.J. Thom, 504-799-4830
             or
             Al Petrie, 504-799-1953
             or
             Media:
             Joele Frank, Wilkinson Brimmer Katcher
             Eden Abrahams or Jeremy Jacobs, 212-355-4449